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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 3 )*


                             VA SOFTWARE CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   91819B105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/02
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      | |   Rule 13d-1(c)

      |X|   Rule 13d-1(d)


                                 Page 1 of 17 pages

CUSIP No. 91819B105                                           Page 2 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA CAPITAL VIII, A DELAWARE LIMITED PARTNERSHIP ("SC VIII")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3294956
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,884,626
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,884,626
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,884,626
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91819B105                                           Page 3 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      SEQUOIA INTERNATIONAL TECHNOLOGY PARTNERS VIII, A DELAWARE LIMITED PARTNERSHIP ("SITP VIII")
      94-3294958
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            49,292
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        49,292
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      49,292
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91819B105                                           Page 4 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA INTERNATIONAL TECHNOLOGY PARTNERS VIII (Q), A DELAWARE LIMITED PARTNERSHIP ("SITP VIII Q")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3294957
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            257,175
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        257,175
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      257,175
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91819B105                                           Page 5 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SC VIII MANAGEMENT, LLC ("SC VIII LLC")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3294955
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,191,093  shares of which 3,884,626 shares are directly
  OWNED BY              held by SC VIII, 49,292 shares are directly held by SITP
    EACH                VIII and 257,175  shares are directly  held by SITP VIII
  REPORTING             Q. SC VIII LLC is the General  Partner of SC VIII,  SITP
   PERSON               VIII and SITP VIII Q.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,191,093 shares of which 3,884,626 shares are directly held by SC VIII, 49,292 shares are directly held by SITP VIII and 257,175 shares are directly held by SITP VIII
                        Q. SC VIII LLC is the General Partner of SC VIII, SITP VIII and SITP VIII Q.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,191,093
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91819B105                                           Page 6 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA CAPITAL FRANCHISE FUND, L.P. ("SCFF")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3324307
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            419,690
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        419,690
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      419,690
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91819B105                                           Page 7 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA CAPITAL FRANCHISE PARTNERS, L.P. ("SCFP")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3330616
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            46,632
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        46,632
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      46,632
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91819B105                                           Page 8 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SCFF MANAGEMENT, LLC ("SCFF LLC")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3324306
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            466,322 shares of which 419,690 shares are directly held
  OWNED BY              by SCFF and  46,632  shares are  directly  held by SCFP.
    EACH                SCFF LLC is the General Partner of SCFF and SCFP.
  REPORTING             --------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        466,322 shares of which 419,690 shares are directly held by SCFF and 46,632 shares are directly held by SCFP. SCFF LLC is the General Partner of SCFF and SCFP.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      466,322
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91819B105                                           Page 9 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      MICHAEL MORITZ
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        217,035
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,657,415  shares of which 3,884,626 shares are directly
  OWNED BY              held by SC VIII, 49,292 shares are directly held by SITP
    EACH                VIII,  257,175  shares are directly held by SITP VIII Q,
  REPORTING             419,690  shares  are  directly  held by SCFF and  46,632
   PERSON               shares  are  directly  held by  SCFP.  Mr.  Moritz  is a
    WITH                Managing  Member of SC VIII LLC and SCFF LLC. Mr. Moritz
                        disclaims beneficial ownership of all such shares except
                        to the  extent  of  his  individual  pecuniary  interest
                        therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        217,035
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,657,415 shares of which 3,884,626 shares are directly held by SC VIII, 49,292 shares are directly held by SITP VIII, 257,175 shares are directly held by SITP VIII Q, 419,690 shares are directly held by SCFF and 46,632 shares are directly held by SCFP. Mr. Moritz is a Managing Member of SC VIII LLC and SCFF LLC. Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,874,450
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91819B105                                          Page 10 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      DOUGLAS LEONE

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        243,076 shares of which 111,665 shares are issuable upon
                        the  exercise of  options exercisable  within 60 days of
                        December 31, 2002.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,657,415  shares of which 3,884,626 shares are directly
  OWNED BY              held by SC VIII, 49,292 shares are directly held by SITP
    EACH                VIII,  257,175  shares are directly held by SITP VIII Q,
  REPORTING             419,690  shares  are  directly  held by SCFF and  46,632
   PERSON               shares  are  directly  held  by  SCFP.  Mr.  Leone  is a
    WITH                Managing  Member of SC VIII LLC and SCFF LLC.  Mr. Leone
                        disclaims beneficial ownership of all such shares except
                        to the  extent  of  his  individual  pecuniary  interest
                        therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        243,076 shares of which 111,665 shares are issuable upon
                        the  exercise of options  exercisable  within 60 days of
                        December 31, 2002.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,657,415 shares of which 3,884,626 shares are directly held by SC VIII, 49,292 shares are directly held by SITP VIII, 257,175 shares are directly held by SITP VIII Q, 419,690 shares are directly held by SCFF and 46,632 shares are directly held by SCFP. Mr. Leone is a Managing Member of SC VIII LLC and SCFF LLC. Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,900,491
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91819B105                                          Page 11 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      MARK STEVENS
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        217,035
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,657,415  shares of which 3,884,626 shares are directly
  OWNED BY              held by SC VIII, 49,292 shares are directly held by SITP
    EACH                VIII,  257,175  shares are directly held by SITP VIII Q,
  REPORTING             419,690  shares  are  directly  held by SCFF and  46,632
   PERSON               shares  are  directly  held by SCFP.  Mr.  Stevens  is a
    WITH                Managing Member of SC VIII LLC and SCFF LLC. Mr. Stevens
                        disclaims beneficial ownership of all such shares except
                        to the  extent  of  his  individual  pecuniary  interest
                        therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        217,035
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,657,415 shares of which 3,884,626 shares are directly held by SC VIII, 49,292 shares are directly held by SITP VIII, 257,175 shares are directly held by SITP VIII Q, 419,690 shares are directly held by SCFF and 46,632 shares are directly held by SCFP. Mr. Stevens is a Managing Member of SC VIII LLC and SCFF LLC. Mr. Stevens disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,874,450
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91819B105                                          Page 12 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      THOMAS F STEPHENSON
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        110,006
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               110,006
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      110,006
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91819B105                                          Page 13 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      MICHAEL GOGUEN
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,657,415  shares of which 3,884,626 shares are directly
  OWNED BY              held by SC VIII, 49,292 shares are directly held by SITP
    EACH                VIII,  257,175  shares are directly held by SITP VIII Q,
  REPORTING             419,690  shares  are  directly  held by SCFF and  46,632
   PERSON               shares  are  directly  held by  SCFP.  Mr.  Goguen  is a
    WITH                Managing  Member of SC VIII LLC and SCFF LLC. Mr. Goguen
                        disclaims beneficial ownership of all such shares except
                        to the  extent  of  his  individual  pecuniary  interest
                        therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,657,415 shares of which 3,884,626 shares are directly held by SC VIII, 49,292 shares are directly held by SITP VIII, 257,175 shares are directly held by SITP VIII Q, 419,690 shares are directly held by SCFF and 46,632 shares are directly held by SCFP. Mr. Goguen is a Managing Member of SC VIII LLC and SCFF LLC. Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,657,415
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91819B105                                          Page 14 of 17 Pages

ITEM 1.

         (a)      Name of Issuer: VA Software Corporation

         (b)      Address of Issuer's Principal Executive Offices:
                                             47071 Bayside Parkway
                                             Fremont, California 94538

ITEM 2.

         (a)      Name of Persons Filing:

                        Sequoia Capital VIII, a Delaware Limited Partnership Sequoia International Technology Partners VIII,
                                a Delaware Limited Partnership
                        Sequoia International Technology Partners VIII Q,
                                a Delaware Limited Partnership
                        SC VIII Management, LLC
                        Sequoia Capital Franchise Fund, L.P.
                        Sequoia Capital Franchise Partners, L.P.
                        SCFF Management, LLC
                        Michael Moritz ("MM")
                        Douglas Leone  ("DL")
                        Mark Stevens  ("MS")
                        Thomas F. Stephenson  ("TFS")
                        Michael Goguen  ("MG")

                        SC VIII LLC is the General Partner of SC VIII, SITP VIII and SITP VIII Q. SCFF LLC is the General Partner of SCFF and SCFP. MM, DL, MS and MG are Managing Members of SC VIII LLC and SCFF LLC. TFS is a Non-Managing Member of SC VIII LLC and SCFF LLC.

         (b)      Address of Principal Business Office or, if none, Residence:
                                             3000 Sand Hill Road, 4-180
                                             Menlo Park, CA  94025

         (c)      Citizenship: MM, DL, MS,  TFS,  MG: USA

                               SC VIII LLC, SC VIII, SITP VIII, SITP VIII Q, SCFF LLC, SCFF, SCFP: Delaware

         (d)     Title of Class of Securities: Common

         (e)      CUSIP Number: 91819B105

CUSIP No. 91819B105                                          Page 15 of 17 Pages


ITEM 3.  If this  statement is filed  pursuant to Rules  13d-1(b) or 13d-2(b) or
         (c), check whether the person filing is a:


                                 NOT APPLICABLE


ITEM 4.  Ownership

                      SEE ROWS 5 THROUGH 11 OF COVER PAGES


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

          This refers solely to Thomas F. Stephenson's decrease in ownership.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


                                 NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

                                 NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                 NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP


                                 NOT APPLICABLE

ITEM 10. CERTIFICATION

                                 NOT APPLICABLE

CUSIP No. 91819B105                                          Page 16 of 17 Pages

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 6, 2003

Sequoia Capital VIII, a Delaware
  Limited Partnership

Sequoia International Technology Partners VIII,
   a Delaware Limited Partnership
                                                             Sequoia Capital Franchise Fund, L.P.
Sequoia International Technology Partners VIII-Q,
   a Delaware Limited Partnership                            Sequoia Capital Franchise Partners, L.P.

By:  SC VIII Management, LLC,                                By:  SCFF Management, LLC,
       their General Partner                                        their General Partner

By:  /s/ Michael Moritz                                      By:  /s/ Michael Moritz
     ------------------------------------------                   -------------------------------------
       Michael Moritz, Managing Member                              Michael Moritz, Managing Member


/s/ Michael Goguen
-----------------------------------------------
Michael Goguen

/s/ Douglas M. Leone
-----------------------------------------------
Douglas M. Leone

/s/ Michael Moritz
-----------------------------------------------
Michael Moritz

/s/ Thomas F. Stephenson
-----------------------------------------------
Thomas F. Stephenson

/s/ Mark Stevens
-----------------------------------------------
Mark Stevens

CUSIP No. 91819B105                                          Page 17 of 17 Pages

                                    EXHIBIT 1

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

         The undersigned hereby agree that the Schedule 13G relating to shares of VA Software Corporation to which this Agreement as to Joint Filing of
Schedule 13G is attached as an exhibit is filed on behalf of each of them.

Date: February 6, 2003

Sequoia Capital VIII, a Delaware
  Limited Partnership

Sequoia International Technology Partners VIII,
   a Delaware Limited Partnership
                                                             Sequoia Capital Franchise Fund, L.P.
Sequoia International Technology Partners VIII-Q,
   a Delaware Limited Partnership                            Sequoia Capital Franchise Partners, L.P.

By:  SC VIII Management, LLC,                                By:  SCFF Management, LLC,
       their General Partner                                        their General Partner

By:  /s/ Michael Moritz                                      By:  /s/ Michael Moritz
     -------------------------------------------                --------------------------------------
       Michael Moritz, Managing Member                              Michael Moritz, Managing Member


/s/ Michael Goguen
------------------------------------------------
Michael Goguen

/s/ Douglas M. Leone
------------------------------------------------
Douglas M. Leone

/s/ Michael Moritz
------------------------------------------------
Michael Moritz

/s/ Thomas F. Stephenson
------------------------------------------------
Thomas F. Stephenson

/s/ Mark Stevens
------------------------------------------------
Mark Stevens